UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

May 4, 2016
Date of Report (Date of earliest event reported)

XERIUM TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32498	42-1558674
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

14101 Capital Boulevard, Youngsville, NC 27596
(Address of principal executive offices)

(919) 526-1400
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 4, 2016, the Board of Directors of Xerium Technologies, Inc. (the “Company”) approved the 2016 - 2018 Long-Term Incentive Plan (the “2016 - 2018 LTIP”) under the 2010 Equity Incentive Plan (the “2010 Plan”). Awards under the 2016 - 2018 LTIP are time-based and performance-based. A specific target share award has been set for each participant in the 2016 - 2018 LTIP. Awards will be paid in the form of shares of common stock of the Company, as described below.

Time-based awards, which accounts for 35% of the total target award for each participant, have been granted in the form of time-based restricted stock units under the Company’s 2010 Plan. The time-based restricted stock units vest on the third anniversary of the date of grant.

Performance-based awards, which accounts for 65% of the total target award for each participant, have been granted in the form of performance-based stock units under the 2010 Plan. Of these performance-based units, one-third will vest based on the financial performance of the Company, one-third will vest based on the stock price performance of the Company and the other one-third will vest based on the free cash flow of the Company.

The performance-based stock units whose vesting is subject to the financial performance of the Company (the “financial stock units”) will vest based on the degree to which the Company achieves a targeted three-year cumulative Adjusted EBITDA metric, adjusted for currency fluctuations, over the performance period of January 1, 2016 through December 31, 2018. Financial stock units that vest will convert into shares of the Company’s common stock and be paid after the close of a three-year performance period. The amount of units that vest will range from 50% to 200% of the employee's total financial stock units. Upon attainment of the board-approved threshold of the targeted Adjusted EBITDA, the financial stock units will begin vesting on a straight-line basis from 50% of the financial stock units at the board-approved threshold Adjusted EBITDA, to 100% of the financial stock units at 100% of the board-approved targeted Adjusted EBITDA, up to a maximum payout of 200% of the financial stock units at the board-approved cap Adjusted EBITDA. Adjusted EBITDA performance between the board-approved threshold and the board-approved cap Adjusted EBITDA will result in an interpolated payout percentage of the financial stock units between 50% and 200%.

The performance-based stock units whose vesting is subject to stock price performance of the Company (the “market-based stock units”) will vest based on the Company's total stock price change (plus dividends) over the three-year performance period of May 4, 2016 through May 4, 2019 (“TSR”) relative to the TSR over the same performance period of companies listed on the S&P Global Small Cap Index on the third anniversary of the grant date, or May 4, 2019. Market-based stock units that vest will convert into shares of the Company’s common stock and will be paid after the third anniversary of the grant date, or May 4, 2019. The amount of units that vest will range from 50% to 200% of the employee's total market-based stock units. If the Company’s TSR over the performance period is equal to the 35th percentile TSR of the companies in the S&P Global Small Cap Index, then 50% of the market-based units will vest. Full payout at 100% of the market-based units will be made if the Company’s TSR over the performance period is equal to the 55th percentile TSR of companies in the S&P Global Small Cap Index. An incentive cap payout at 200% of the market-based units will be made if the Company's TSR over the performance period is equal to the 75th percentile TSR of companies in the S&P Global Small Cap Index. TSR performance between the

35th and 75th percentile TSR of companies in the S&P Global Small Cap Index will result in an interpolated payout percentage of the market-based units between 50% and 200%.

The performance-based stock units whose vesting is subject to the free cash flow of the Company (the "cash flow stock units") will vest based on the degree to which the Company achieves a targeted three-year cash flow metric, adjusted for currency fluctuations, over the performance period of January 1, 2016 through December 31, 2018. Cash flow stock units that vest will convert into shares of the Company's common stock and be paid after the close of a three-year performance period. The amount of units that vest will range from 50% to 200% of the employee's total cash flow stock units. Upon attainment of the board-approved threshold of the targeted free cash flow, the cash flow stock units will begin vesting on a straight-line basis from 50% of the cash flow stock units at the board-approved threshold free cash flow, to 100% of the cash flow stock units at the board-approved targeted free cash flow, up to a maximum payout of 200% of the financial stock units at the board-approved cap free cash flow. Free cash flow performance between the board-approved threshold and board-approved cap free cash flow will result in an interpolated payout percentage of the cash flow stock units between 50% and 200%.

Subject to early acceleration and payment under certain circumstances consistent with the terms of the Company’s 2016-2018 LTIP and LTIP Share Agreement thereunder, delivery of shares of common stock underlying the time-based and performance-based awards that become vested are subject to the participant’s continued service to the Company through May 4, 2019.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith.

Exhibit No.	Description
10.1	2016-2018 Long Term Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XERIUM TECHNOLOGIES, INC.

By	/s/ Mark Montgomery
Name:	Mark Montgomery
Title:	General Counsel

Date:  May 10, 2016